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Exhibit 99.2

United Pan-Europe Communications N.V. Announces Confirmation By
U.S. Court Of Its Chapter 11 Plan of Reorganization

        DENVER, Feb 21, 2003 /PRNewswire-FirstCall via COMTEX/—UnitedGlobalCom, Inc. ("UGC") (Nasdaq: UCOMA) today announced that in connection with the ongoing recapitalization of its subsidiary United Pan-Europe Communications N.V., ("UPC" or "the Company"), the U.S. court yesterday confirmed the Company's Chapter 11 Plan of Reorganization. All classes allowed to vote, voted in favor including: Class 5 (Bondholders) $4,340,584,740.43, representing 99.91% of the amount voted; Class 6 (UPC Preference Shareholders) $7,114, representing 100% of the amount voted; Class 8 (UPC Ordinary Shares A) $234,841,533, representing 99.97% of the amount voted.

        Under the Plan, subject to the ratification of the Akkoord in the Netherlands, approximately $937.5(1) million of Belmarken Notes, $4,688.2(1) million of UPC Notes, $1.7(1) billion of convertible preference shares, all of the priority shares and all of the ordinary shares A, including those represented by American Depositary Shares, will be converted into new equity of New UPC, Inc. New UPC will become the holding company for UPC after the recapitalization.

        As previously indicated, UPC intends to seek approval from its creditors for its restructuring through the district court in Amsterdam on February 28, 2003 and subsequent ratification of the Akkoord on March 12, 2003 and remains on track to complete its restructuring by the end of the first quarter 2003.

About UnitedGlobalCom

        UGC is the largest international broadband communications provider of video, voice, and Internet services with operations in 21 countries. Based on the Company's aggregate operating statistics at September 30, 2002, UGC's networks reached approximately 19.1 million homes and 13.1 million total subscribers. Based on the Company's consolidated operating statistics at September 30, 2002, UGC's networks reached approximately 12.4 million homes and over 8.7 million subscribers, including over 7.3 million video subscribers, 690,300 voice subscribers, and 700,000 high-speed Internet access subscribers. In addition, its programming business had approximately 45.8 million aggregate subscribers worldwide.

        UGC's major operating subsidiaries include UPC, a leading pan-European broadband communications company; VTR GlobalCom, the largest broadband communications provider in Chile, and Austar United Communications, a leading satellite and telecommunications provider in Australia and New Zealand.

        NOTE: Except for historical information contained herein, this news release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the timing and outcome of UPC's insolvency proceedings, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

        This press release shall not constitute an offer to exchange or sell, or the solicitation of another to exchange or buy any securities of UGC, UPC or New UPC, or a solicitation of votes in favor of the Plan or the Akkoord in any jurisdiction in which such offer, exchange, sale or solicitation would be unlawful.

        Please visit our web site at www.unitedglobal.com for further information about our company.

  1.
  As outlined in the second amended disclosure statement. Exchange rate USD 0.9968 to EUR 1.00 as of December 3, 2002 the date the petition was filed with the U.S. court.

SOURCE UnitedGlobalCom, Inc.
CONTACT:	Investor/Media Relations, Rick Westerman, Chief Financial Officer of UnitedGlobalCom, Inc., +1-303-770-4001
URL:	http://www.unitedglobal.com http://www.prnewswire.com

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  Exhibit 99.2